Exhibit 99.2

PRESS RELEASE

Autoliv Appoints Frithjof Oldorff President Autoliv Europe and Member of the Executive Management Team

(Stockholm, Sweden, May 7, 2019) – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, announces that Frithjof Oldorff is appointed President of Autoliv Europe and member of Autoliv’s Executive Management Team. He is expected to join Autoliv no later than September 2019.

Frithjof Oldorff has extensive experience leading development and change management in global automotive and engineering businesses. He is currently employed by Gentherm, Inc. as President of the Automotive Business Unit. His work at Gentherm follows a multi-year career with various positions at Faurecia, an Operations role with Freudenberg and the role of COO of W.E.T. Automotive Systems.

“I look forward to welcoming Frithjof Oldorff to the team to take Autoliv Europe through its journey towards improved performance. With this hire, we add another strong change agent to the organization and a leader who will help us to take performance to the next level. Frithjof will bring valuable leadership insights to both Autoliv Europe and our global Executive Management Team,” said Mikael Bratt, President and CEO.

Mr. Oldorff will succeed Mike Hague who has left Autoliv to pursue other opportunities. During the transition in Autoliv Europe leadership, Frank Mewaldt is serving as the Acting President of Autoliv Europe in addition to his role as Vice President, Quality Europe.

Inquiries:

Media: Stina Thorman, Corporate Communications, Tel +46 (0)8 587 206 50

Investors & Analysts: Anders Trapp, Investor Relations, Tel +46 (0)8 587 206 71

Investors & Analysts: Henrik Kaar, Investor Relations, Tel +46 (0)8 587 206 14

About Autoliv

Autoliv, Inc. is the worldwide leader in automotive safety systems, and through our subsidiaries we develop, manufacture and market protective systems, such as airbags, seatbelts, steering wheels and pedestrian protection systems for all major automotive manufacturers in the world. Our products save over 30,000 lives each year and prevent ten times as many severe injuries.

Our close to 67,000 employees in 27 countries are passionate about our vision of Saving More Lives and quality is at the heart of everything we do. We have 14 technical centers, with 19 test tracks. Sales in 2018 amounted to US $ 8,678 million. The shares are listed on the New York Stock Exchange (NYSE: ALV) and the Swedish Depository Receipts on Nasdaq Stockholm (ALIV sdb). For more information go to www.autoliv.com.

Autoliv Inc.

Box 70381, 107 24 Stockholm, Sweden

Visiting address: World Trade Center,

Klarabergsviadukten 70, B7, 111 64 Stockholm

Phone: +46 (0)8 587 20650

E-mail: stina.thorman@autoliv.com